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Exhibit 23.1

Consent of Independent Auditors

The Board of Directors and Stockholders World Airways, Inc.:

We consent to incorporation by reference in the registration statements
(No. 333-13575, No. 333-14461, No. 333-33704, No. 333-33706 and No. 333-14457)
on Form S-8 and registration statements (No. 333-39673 and No. 333-35054) on Form S-3 of World Airways, Inc. of our report dated March 21, 2001, relating to the balance sheets of World Airways, Inc. as of December 31, 2000 and 1999, and the related statements of operations, changes in stockholders' deficiency, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of World Airways, Inc.


KPMG LLP



McLean, Virginia
March 22, 2001

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